                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated December 16, 1997, which appears on page 18 of the 1997 Annual Report to Shareholders of Irvine Sensors Corporation, which is incorporated by reference in Irvine Sensors Corporation's Annual Report on Form 10-K/A for the fiscal year ended September 28, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 13 of such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
Costa Mesa, California
April 7, 1998

                                     II-8